GMP / Oncotelic JV Transaction

Investor Presentation

8-16-2021

WWW.ONCOTELIC.COM

ONCOTELIC THERAPEUTICS

Forward-looking Statements

- This document contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this communication, the words “will,” “may,” “would,” “approximate,” “expect,” “intend,” and similar expressions and their variants, as they relate to the Company, Oncotelic or the management of either company, before or after the Merger, may identify forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation, uncertainties as to the timing of financing and the outcome of the clinical program and the outcome of FDA interactions. This review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K filed with the SEC on April 10, 2019. Forward looking statements are based on information available and assumptions as of the date of this report. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Drug Development takes >10 yrs and > 2Billion

- The development of a new drug is a very lengthy and complex process that can cost billions of dollars. It is one of those processes where the probability of failure is greater than the probability of success. It usually takes over $2.6 billion and nearly a decade of research to develop a new drug and bring it to the market to address a specific disease after a molecule has been tested on animals. There is also a 92% failure rate after a molecule has been tested in animals.



Traditional drug R&D takes >10 years and >$2B*
From the discovery to the launch of a new drug
Disease Hypothesis and Target Discovery**
Usually takes from months to decades, performed in academic institutions using government funds
Target-to-hit
Hit-to-lead
Lead optimization
Preclinical
Phase I
Phase II
Phase III
Submission to launch
Sales and marketing
Real world evidence
$1.8B Development cost in 2010
(after target discovery)
1-5 %
80%
75%
85%
69%
54%
34%
70%
91%
p (TS)
1-10
1.0
1.5
2.0
1.0
1.5
2.5
2.5
1.5
Cycle time (years)
$0-1000
$94
$166
$414
$150
$273
$319
$314
$48
Cost per launch
(capitalized), $ Millions, 2010 data
Discovery
Development
Sales and marketing
* Modified by Alex Zhavoronkov, PhD, Insilico Medicine from Paul et al, How to improve R&D productivity: the pharmaceutical industry's grand challenge. Nature Reviews Drug Discovery , 2010
** Based on interviews with the pharmaceutical industry executives

- https://www.forbes.com/sites/alexzhavoronkov/2021/06/02/how-two-undergraduate-scientists-uncovered-one-of-the-pharmaceutical-industries-biggest-secrets/?sh=3a4c8d196c8c

Mateon (aka Oxigene) history

- Mateon (aka Oxigene) since 2004-2019 has spent $279Million on its pipeline (Oxi4503 and CA4P)
- Oncotelic (previously Antisense Pharma) has spend close to $80Million on OT-101.
- To complete the development of the pipeline we are looking at another $100M per indication per drug candidate.
- When Oncotelic took over Mateon it has a market cap less than $15M and desperately needed a cash infusion.
- Even now after two years of turning around the company with millions of dollar personally invested into the company by the current management team, OTLC has a market cap of only $50M
- To raise $50-100M to complete the development of a single indication for a single drug within our pipeline we are looking at a large raise that with substantial discount to the market
  - **To raise $50M – assuming 50% discount to market- the post monies % ownership of current OTLC shareholders would be 25%. Shareholders effectively diluted 75% with a 50% haircut.**
  - **These cramdown financing is highly popular among investment bankers; but, it is not acceptable to current shareholders nor current management team**

GMP/ Oncotelic JV as win/win option

- The JV is between GMP and Oncotelic and Dr. Trieu
- The JV shall be fully funded by GMP
- Dr. Trieu will provide manufacturing to support the commercialization of Oncotelic's assets as well as building out a pipeline of fast to market portfolio of drugs
- Oncotelic will provide its oncology/infectious disease pipeline
- The IPO will be set up on the Hong Kong or other stock exchange.
- The valuation of the IPO could potentially be in the range of $1-2Billion based on other comparable ie. Genor Biopharma (HKEX: 6998), Pliant Therapeutics (Nasdaq:PLRX) and ScholarRock (Nasdaq:SRRK)
- **Assuming the valuation above is achieved, and with the proposed 35% ownership of the JV by Oncotelic- this could potentially translate into $350-700M in asset for Oncotelic.**
- **All this would be achieved without dilution of Oncotelic shareholders.**

Conclusions

	Traditional Financing	GMP/Oncotelic JV
Amount Raise	$50M	> 2 yrs/ >100M
% Dilution	75%	0%
% Haircut	50%	0%
Potential Upside	0	7-14X
Net Outcome/ Shareprice	-50%	+700-1400%

- The proposed terms are being finalized as part of the definitive agreement within the next 45 days for shareholder approval.
- This is the most transformative transaction for the company since its inception. We strongly recommend approval.
- There is a standstill agreement in place for 45 days wherein Oncotelic has agreed not to continue discussion of other competing transactions
- In consideration of standing still, GMP shall infuse $1.5 Million into the Company to support C001 clinical trial evaluating OT-101 against COVID-19